Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 25, 2011, relating to the financial statements and financial highlights which appears in the February 28, 2011 Annual Report to Shareholders of GMO Benchmark-Free Allocation Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 22, 2011